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AUTOZONE FIRST QUARTER EPS up 30% to $1.35; Total Sales Up 5.2%; ROIC Improves to 24.0%

Memphis, Tenn. (December 9, 2003) - AutoZone, Inc. (NYSE: AZO) today reported sales of $1.282 billion for its first fiscal quarter (12 weeks) ended November 22, 2003, an increase of 5.2% from fiscal 2003. Same store sales, or sales for domestic stores open at least one year, increased 1% for retail and 17% for AZ Commercial. Gross profit, as a percentage of sales, for the quarter improved by 2.7 percentage points while operating expenses, as a percentage of sales, increased by 1.4 percentage points. This resulted in an operating margin of 16.8%, up 1.3 percentage points from last year. Operating profit increased 14% over the prior year.

Net income for the quarter increased by 16% to $121.7 million, and diluted earnings per share, reflecting net income and the benefit of our share repurchase program, increased 30% to $1.35 per share from $1.04 reported in the year-ago quarter.

Return on invested capital for the trailing four quarters increased to 24.0% from 20.6% the previous year.

“We are very pleased with our performance as we continue to build on the momentum from our prior fiscal year and implement our new initiatives for this fiscal year. Our industry-leading results show that AutoZone continues to build shareholder value over time,” said Steve Odland, Chairman, President, and Chief Executive Officer. “We have developed new sales initiatives for retail and AZ Commercial that we began to implement at the end of the previous quarter. We are beginning to see initial results through stronger sales performance for the last period of the quarter.

“Additionally, our ongoing focus on gross margin improvement and relentless expense discipline continues to drive profitability. The combined impact of these efforts considerably improved our operating margin in the quarter over the last year.”

Under its ongoing share repurchase program, AutoZone repurchased 644,000 shares of its common stock for $60 million during the first quarter. Since 1998, cumulative share repurchases have totaled $2.9 billion, or 72.7 million shares at an average price of $39.73 per share.

For the quarter gross profit, as a percentage of sales, was 47.8% while operating expenses, as a percentage of sales, was 31.0%. As required by the Emerging Issues Task Force Issue 02-16, “Accounting by a Customer (including a Reseller) for Cash Consideration Received from a Vendor” (EITF Issue 02-16), AutoZone adopted the new accounting effective January 1, 2003. This resulted in a reclassification of $21.6 million of vendor funding from operating expenses to cost of goods sold. Excluding this impact of the new pronouncement, gross margin for the quarter would have been 46.1% (vs. 45.1% last year) and selling, general and administrative expenses as a percent of sales would have been 29.4% (vs. 29.6% last year).

Additionally, during the quarter the Company continued with savings initiatives that will have ongoing impact. In the area of gross profit the Company has continued its multi year strategy of category management including warranty expense renegotiations with vendors. For the quarter $14.1 million pre-tax, or $.10 per share, was recognized as savings toward our continued work with our vendors to minimize our warranty exposure. In the area of operating expenses the Company was favorably impacted by the continuation of cost savings initiatives. One example of these savings included lower expense from utilizing an enriched 401(k) plan in place of a pension plan that was frozen in January of 2003. Also, depreciation expense was $1.6 million lower than last year due primarily to assets being fully depreciated from acquisitions completed in fiscal years 1998 and 1999.

In the area of inventory the Company reduced its per store levels down to $459 thousand from $473 thousand last year. Gross inventory was up 2.3% while total sales were up 5.2%.

During the quarter AutoZone opened 40 new stores and replaced 1 store in the U.S. and opened 1 new store in Mexico. As of November 22, 2003, AutoZone sells auto and light truck parts, chemicals and accessories through 3,259 AutoZone stores in 48 states plus the District of Columbia in the U.S. and 50 AutoZone stores in Mexico and also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information though www.alldatadiy.com, and auto and light truck parts through www.autozone.com.

AutoZone will host a one-hour conference call tomorrow morning Wednesday, December 10, 2003, beginning at 9:00 a.m. (CST) to discuss the first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls”. The call will also be available by dialing (210) 234-0004. A replay of the call and slides will be available on AutoZone’s website. In addition, a replay of the call will be available by dialing (402) 998-1742 through Tuesday, December 16, 2003, at 10:00 p.m. (CST).

AutoZone will also host its Annual Meeting of Stockholders on Thursday, December 11, 2003, beginning at 8:30 a.m. (CST) at its Store Support Center in Memphis, Tennessee. Investors may listen to the Meeting of Stockholders live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com, by clicking “Investor Relations,” “Conference Calls”. A replay of the meeting and slides will be available on AutoZone’s website.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). This information should not be considered a substitute for any measures derived in accordance with GAAP. The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results. The financial impact of the adoption of EITF Issue 02-16 was identified as an “adjustment” for comparative purposes. The company’s management uses comparative information regarding the adoption of EITF Issue 02-16 to analyze and compare the Company’s underlying operating results. Management also manages the Company’s debt levels to a ratio of adjusted debt to EBITDAR, as shown on the attached tables. This is important information for the Company’s management of its debt levels. We have included a reconciliation of this information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, war and the prospect of war, including terrorist activity, and the availability of commercial transportation. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 30, 2003, for more information related to those risks. AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2004

Condensed Consolidated Statements of Operations
1st Quarter, F2004
(in thousands, except per share data)

	GAAP Results		Adjustments		*Adjusted
	12 Weeks Ended November 22, 2003	12 Weeks Ended November 23, 2002	12 Weeks Ended November 22, 2003	12 Weeks Ended November 23, 2002	12 Weeks Ended November 22, 2003	12 Weeks Ended November 23, 2002

Net sales	$ 1,282,040	$ 1,218,635	$ —	$ —	$ 1,282,040	$ 1,218,635
Cost of goods sold	668,950	669,245	21,620		690,570	669,245

Gross profit	613,090	549,390	(21,620)		591,470	549,390
Operating expenses	397,986	361,064	(21,620)		376,366	361,064

Operating profit (EBIT)	215,104	188,326	—		215,104	188,326
Interest expense, net	20,260	19,105	0		20,260	19,105

Income before taxes	194,845	169,221	—		194,845	169,221
Taxes	73,100	64,310	0		73,100	64,310

Net income	$ 121,745	$ 104,911	$ —	$ —	$ 121,745	$ 104,911

Net income per share:
Basic	$ 1.37	$ 1.06	$ -		$ 1.37	$ 1.06
Diluted	$ 1.35	$ 1.04	$ -		$ 1.35	$ 1.04
Weighted Average Shares outstanding:
Basic	88,741	98,808	88,741		88,741	98,808
Diluted	90,422	101,206	90,422		90,422	101,206

*Adjusted Statement of Operations for F2004 excludes EITF Issue 02-16 impact.

Selected Balance Sheet Information
(in thousands)
	November 22, 2003	November 23, 2002

Merchandise inventories	$ 1,519,573	$ 1,484,699
Current assets	1,632,385	1,565,845
Property and equipment, net	1,719,386	1,663,684
Total assets	3,720,275	3,612,513
Accounts payable	1,346,909	1,120,748
Current liabilities	1,710,119	1,485,123
Debt	1,453,345	1,313,092
Stockholders' equity	473,271	753,842
Working capital	(77,734)	80,722

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)	November 22, 2003	November 23, 2002
Net income	534,438	448,982
Add: Interest	85,945	79,538
Taxes	324,193	275,310

EBIT	944,575	803,830
Depreciation/Amortization	108,105	115,679
Rent Expense	112,503	100,562

EBITDAR	1,165,183	1,020,071

Debt	1,453,345	1,313,092
Add : Rent x 6	675,018	603,372

Adjusted Debt	2,128,363	1,916,464

Adjusted Debt to EBITDAR	1.8	1.9

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended November 22, 2003	12 Weeks Ended November 23, 2002	Trailing 4 Quarters November 22, 2003	Trailing 4 Quarters November 23, 2002

Depreciation & amortization	$ 23,950	$ 25,593	$ 108,105	$ 115,679
Capital spending	$ 29,355	$ 30,465	$ 181,132	$ 131,493

Cashflow before share repurchase:
Net increase (decrease) in cash and cash equivalents	$ (78)	$ 32	$ 134	$ (755)
Subtract increase (decrease) in debt	(93,500)	118,575	140,253	32,450
Subtract share repurchases	(60,445)	(78,523)	(873,017)	(708,059)

Cashflow before share repurchases	$ 153,867	$ (40,020)	$ 732,898	$ 674,854

Other Selected Financial Information
(in thousands)
	November 22, 2003	November 23, 2002
Cumulative share repurchases ($):
On balance sheet	$ 2,887,256	$ 2,014,220
Forward contracts	—	119,801

Total	$ 2,887,256	$ 2,134,021

Cumulative share repurchases (shares):
On balance sheet	72,664	60,871
Forward contracts	—	1,646

Total	72,664	62,517

Shares outstanding, end of quarter	88,663	98,962

	November 22, 2003	November 23, 2002
Return on Equity (ROE)	87.1%	54.0%

	November 22, 2003	November 23, 2002
Return on Invested Capital (ROIC)	24.0%	20.6%

AutoZone's 1st Quarter Highlights Fiscal 2004
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended November 22, 2003	12 Weeks Ended November 23, 2002
Domestic stores:
Store count:
Stores opened	40	31
Stores closed	0	1
Replacement stores	1	1
Total domestic stores	3,259	3,098

Stores with commercial sales	1,986	2,001

Square footage (in thousands):	20,719	19,852

Stores in Mexico:

Stores opened	1	1
Total stores in Mexico	50	40

Sales & Inventory Statistics (Domestic Stores Only):

	12 Weeks Ended November 22, 2003		12 Weeks Ended November 23, 2002		Trailing 4 Quarters November 22, 2003	Trailing 4 Quarters November 23, 2002
Sales per average store ($ in thousands)	$ 385		$ 385		$ 1,689	$ 1,679
Sales per average square foot	60		60		265	262
Same store sales - rolling 13 periods
Total	2%		4%
Retail vs. commercial
Retail	1%		2%
Commercial	17%		28%

* For comparison purposes, excludes 53rd week in fiscal 2002.

Inventory turns:
Based on average inventories	2.0	x	2.2	x
Based on ending inventories	1.9	x	2.0	x
Inventory turns, net of payables:
Based on average inventories	10.1	x	8.5	x
Based on ending inventories	20.4	x	8.5	x

Inventory Statistics (Total Stores):

	12 Weeks Ended November 22, 2003	12 Weeks Ended November 23, 2002
Accounts payable/inventory (total company)	89%	75%

($ in thousands)	as of November 22, 2003	as of August 30, 2003	as of May 10, 2003	as of Feb 15, 2003
Gross Inventory	$ 1,519,573	$ 1,511,316	$ 1,497,643	$ 1,490,172
Gross Inventory / Store	$ 459	$ 462	$ 469	$ 471

Net Inventory (net of payables)	$ 172,664	$ 189,411	$ 407,485	$ 442,095
Net Inventory / Store	$ 52	$ 58	$ 128	$ 140